SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934
USG CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3329400

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

125 South Franklin Street, Chicago, Illinois	60606-4678

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights, with respect to Common Stock, $.10 par value	Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
Not Applicable

(Title of class)

Item 1.   Description of Registrant’s Securities to be Registered.
On January 29, 2006, the Board of Directors of USG Corporation (the “Company”) amended the Rights Agreement, dated as of March 27, 1998 (the “Rights Agreement”), by and between the Company and Harris N.A., successor to Harris Trust and Savings Bank, as rights agent. Among other things, the amendment permits the Company’s proposed equity rights offering to proceed without triggering the Rights Agreement and accelerates the expiration of the rights issued pursuant to the Rights Agreement to 11 days after the effectiveness of USG’s plan of reorganization.
The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended. Copies of the Rights Agreement are available free of charge from the Company. The foregoing description of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, a copy of which is incorporated herein by this reference.
Item 2.   Exhibits.

Exhibit
Number	Exhibit

4.1	Amendment No. 1, dated January 30, 2006, to the Rights Agreement, dated as of March 27, 1998, by and between the Company and Harris N.A., successor to Harris Trust and Savings Bank, as rights agent, incorporated by reference to the Amendment No. 1 to Form 8-A filed by the Company on January 31, 2006

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

USG CORPORATION
By:	/s/ Stanley L. Ferguson
	Name:	Stanley L. Ferguson
	Title:	Executive Vice President and General Counsel

Date: February 7, 2006

INDEX TO EXHIBITS

Exhibit
Number	Exhibit

4.1	Amendment No. 1, dated January 30, 2006, to the Rights Agreement, dated as of March 27, 1998, by and between the Company and Harris N.A., successor to Harris Trust and Savings Bank, as rights agent, incorporated by reference to the Amendment No. 1 to Form 8-A filed by the Company on January 31, 2006

4